5 3/4% Convertible Subordinated Notes due 2008
Selling securityholders

PROSPECTUS SUPPLEMENT #3 (TO PROSPECTUS DATED JANUARY 25, 2002)	FILED PURSUANT TO RULE 424(b)(3) REGISTRATION NO. 333-68618

ECHOSTAR COMMUNICATIONS CORPORATION
$1,000,000,000
5 3/4% Convertible Subordinated Notes due 2008

     This prospectus supplement relates to the offer and sale from time to time by certain selling securityholders of our 5 3/4% Convertible Subordinated Notes due 2008 and the shares of our class A common stock into which the convertible notes are convertible.

     This prospectus supplement should be read in conjunction with the prospectus dated January 25, 2002, and supplement no. 1 to the prospectus dated March 7, 2002, and supplement no. 2 to the prospectus dated April 9, 2002 each of which is to be delivered with this prospectus supplement. The definitions for any capitalized terms used in this prospectus supplement are included in the prospectus.

Selling securityholders

     The information in the table included under the heading “Selling Securityholders” in the prospectus is superceded in part by the information appearing in the following table:

	Principal amount of	Shares of class A
	convertible notes	common stock owned	Shares of class A
	beneficially owned	prior to the	common stock
Name	and offered hereby	offering	offered hereby(1)

Bankgesellschaft Berlin AG	$5,500,000		127,050
Duetsche Bank Securities, Inc. f/k/a Deutsche Banc Alex Brown, Inc.	$87,700,000		2,025,872
Hamilton Multi-Strategy Master Fund, L.P.	$3,000,000		69,300
HFR TQA Master Trust	$400,000		9,240
LDG Limited	$1,000,000		23,100
Morgan Stanley & Co, Inc.	$15,000,000		346,500
Quattro Fund Ltd.	$5,000,000		115,500
Ramius L.P.	$133,000		3,072
RCG Baldwin L.P.	$267,000		6,168
TQA Master Plus Fund Ltd.	$1,747,000		40,356
Tribeca Investments LLC	$11,750,000		271,425
Other current and future holders of convertible notes (2)	$(420,720,360)		(9,718,650)

(1)	Assumes a conversion price of $43.29 per share and the payment of cash in lieu of fractional shares.

(2)	Information concerning other selling securityholders, including current holders of convertible notes for which we have not received current information regarding their holdings of convertible notes and class A common stock, or information reflecting transfers of their convertible notes and class A common stock to other selling securityholders, will be included in supplements to this prospectus, if required. For purposes of this table, we have assumed that such holders do not beneficially own any other shares of class A common stock, other than the shares issuable upon conversion of the convertible notes.

See “Risk factors” beginning on page 11 of the prospectus for certain risks you should consider before you purchase any convertible notes or shares of class A common stock.

Neither the SEC nor any state securities commission has approved or determined whether the prospectus or this prospectus supplement is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 19, 2002